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                                                                    EXHIBIT 23.4




                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Medco Research, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-4 of King Pharmaceuticals, Inc. of our report on Medco Research, Inc. and subsidiary dated January 28, 1997, with respect to the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Medco Research, Inc.

Our report dated January 28, 1997, contains an explanatory paragraph that states that the Company is party to certain claims and litigation, which outcome cannot presently be determined. No provisions for liability, if any, that may result from the resolution of such matters have been recognized in the accompanying consolidated financial statements.






                                                        /s/ KPMG LLP


Raleigh, North Carolina
December 9, 1999